Exhibit 99.6

Below is a graphical representation of the poster entitled “Improvements in Quality of Life With Low-Dose, Controlled-Release Phentermine/Topiramate in Overweight/Obese Subjects”:

Below is a reproduction of the contents of the poster entitled “Improvements in Quality of Life With Low-Dose, Controlled-Release Phentermine/Topiramate in Overweight/Obese Subjects”:

Authors: Ronette L. Kolotkin, PhD(a),(b); Craig A. Peterson, MS(c); Kishore M. Gadde, MD(b)

(a)Obesity and Quality of Life Consulting, Durham, North Carolina, USA; (b)Duke University Medical Center, Durham, North Carolina, USA; (c)VIVUS, Inc., Mountain View, California, USA

• Introduction

•      Obesity and its related comorbidities have been shown to have a significantly negative impact on quality of life (QOL).(1)

•      Weight loss has demonstrated improvements in QOL among obese patients.(1)-(3)

•      Phentermine (PHEN) and topiramate (TPM) are 2 pharmacologic agents with demonstrated weight-loss properties. PHEN is currently approved in the United States as a short-term treatment for weight loss (recommended dose: 37.5 mg/day) as an adjunct to lifestyle modifications, while TPM is indicated for treatment of seizures (recommended dose: 400 mg/day) and prevention of migraine headaches (recommended dose: 100 mg/day).(4),(5)

•      Controlled-release (CR) PHEN/TPM is an investigational combination formulated for once-daily oral dosing.

• Objective

•      To evaluate changes in QOL and weight over 56 weeks in individuals treated with PHEN/TPM CR.

• Methods

•      Two double-blind, placebo-controlled Phase 3 clinical trials were conducted:

•      EQUIP: 1267 obese subjects (BMI >35 kg/m2) randomly assigned to placebo, PHEN 3.75 mg/TPM CR 23 mg (3.75/23), or PHEN 15 mg/TPM CR 92 mg (15/92) for 56 weeks.

•      CONQUER: 2487 overweight/obese adult subjects (BMI >27 kg/m2 and <45 kg/m2) with >2 weight-related comorbidities randomly assigned to placebo, PHEN 7.5 mg/TPM CR 46 mg (7.5/46), or PHEN 15 mg/TPM CR 92 mg for 56 weeks.

•      Subjects in both trials were instructed to take study drug once daily for 56 weeks. Efficacy and safety endpoints were evaluated at baseline, Weeks 2 and 4 of the titration period, and then at 4-week intervals. Subjects were provided counseling on lifestyle changes using the LEARN® Program for Weight Management.(6)

•      Both the EQUIP and CONQUER trials used the Impact of Weight on Quality of Life (IWQOL)-Lite© to evaluate QOL. The IWQOL-Lite is a 31-item, self-administered instrument designed to assess weight-related QOL by evaluating 5 QOL domains including physical function, self esteem, sexual life, public distress, and work.

•      The CONQUER trial also used the Medical Outcomes Study Short-Form (SF-36), a 36-item, self-administered instrument designed to evaluate functional health and well-being, as a measure of QOL.

• Assessments

•      A primary efficacy endpoint in both trials was percent weight loss at Week 56 with last observation carried forward (LOCF) in the intent-to-treat (ITT) population. Additional endpoints included changes in the IWQOL-Lite and SF-36 at Week 56 with LOCF in the ITT population.

•      In EQUIP and CONQUER, evaluation of changes in weight and QOL was performed using analysis of covariance (ANCOVA) with treatment and gender as fixed effects and with baseline weight as a covariate. CONQUER also used diabetic status as a fixed effect.

•  Results

•      Baseline demographics for EQUIP and CONQUER are presented in Table 1.

Table 1. Baseline Demographics for EQUIP and CONQUER

	EQUIP (N=1267)	CONQUER (N=2487)
Mean age, years	43	51
Female, %	83	70
Mean weight, kg	116.1	103.1
Mean BMI, kg/m2	42.1	36.6

•      At Week 56, least-squares (LS) mean percent weight loss was significantly greater for both PHEN/TPM CR groups vs placebo (ITT-LOCF).

•      EQUIP: 1.6%, 5.1%, and 10.9% for placebo, PHEN 3.75 mg/TPM CR 23 mg, and PHEN 15 mg/TPM CR 92 mg, respectively (P<0.0001 vs placebo).

•      CONQUER: 1.2%, 7.8%, and 9.8% for placebo, PHEN 7.5 mg/TPM CR 46 mg, and PHEN 15 mg/TPM CR 92 mg, respectively (P<0.0001 vs placebo).

•      As presented in Figure 1, subjects completing 56 weeks of treatment on study drug experienced significantly greater LS mean percent weight loss compared to placebo (P<0.0001).

•      Improvements in IWQOL-Lite at Week 56 are presented in Figure 2:

•      EQUIP: subjects receiving PHEN 15 mg/TPM CR 92 mg experienced significant improvements vs placebo in all domains and the total score (P<0.05). Subjects receiving PHEN 3.75 mg/TPM CR 23 mg had improvements in all domains and in total score, but achieved statistical significance vs placebo only for physical function (P<0.05).

•      CONQUER: significant improvements were observed in total score and all 5 QOL domains for both PHEN/TPM CR groups vs placebo (P<0.05).

•      In the SF-36, both PHEN/TPM CR groups demonstrated significant improvement vs placebo (P<0.05) in physical functioning, physical role, bodily pain, general health, and vitality at Week 56 (Figure 3).

•      In both trials, completion rates on therapy were higher in the PHEN/TPM CR groups:

•      EQUIP: 47%, 57%, and 59% for placebo, PHEN 3.75 mg/TPM CR 23 mg, and PHEN 15 mg/TPM CR 92 mg, respectively.

•      CONQUER: 57%, 69%, and 64% for placebo, PHEN 7.5 mg/TPM CR 46 mg, and PHEN 15 mg/TPM CR 92 mg, respectively.

•      Discontinuation rates of study drug due to adverse events (AEs) were comparable to placebo:

•      EQUIP: 8%, 12%, and 16% for placebo, PHEN 3.75 mg/TPM CR 23 mg, and PHEN 15 mg/TPM CR 92 mg, respectively.

•      CONQUER: 9%, 12%, and 19% for placebo, PHEN 7.5 mg/TPM CR 46 mg, and PHEN 15 mg/TPM CR 92 mg, respectively.

•      PHEN/TPM CR was generally well tolerated. The most common treatment-emergent AEs are presented in Table 2. Most AEs were mild or moderate in severity.

Table 2. Most Common Treatment-Emergent AEs

	EQUIP (N=1264)			CONQUER (N=2485)
Adverse Event		PHEN/TPM CR	PHEN/TPM CR		PHEN/TPM CR	PHEN/TPM CR
(%)	Placebo	3.75/23	15/92	Placebo	7.5/46	15/92
Dry mouth	3.7	6.7	17.0	2.4	13.5	20.8
Paresthesia	1.9	4.2	18.8	2.0	13.7	20.5
Constipation	6.8	7.9	14.1	5.9	15.1	17.4
Upper respiratory infection	10.9	15.8	12.3	12.9	12.2	13.4
Dysgeusia	1.0	1.3	8.4	1.1	7.4	10.4
Insomnia	4.9	5.0	7.8	4.7	5.8	10.3

•      Among PHEN/TPM CR subjects, treatment-emergent serious AEs were comparable to placebo:

•      EQUIP: 2.3%, 2.5%, and 2.0% for placebo, PHEN 3.75 mg/TPM CR 23 mg, and PHEN 15 mg/TPM CR 92 mg, respectively.

•      CONQUER: 3.8%, 2.8%, and 4.3% for placebo, PHEN 7.5 mg/TPM CR 46 mg, and PHEN 15 mg/TPM CR 92 mg, respectively.

• Conclusions

•      Weight loss associated with PHEN/TPM CR led to significant improvements in most aspects of QOL as assessed by the IWQOL-Lite and SF-36, including emotional and physical functioning.

•      The majority of AEs experienced with PHEN/TPM CR were mild to moderate in severity and did not result in discontinuation of study drug.

•      These two randomized, placebo-controlled studies suggest that effective medical treatments for weight loss may lead to improvements in weight and QOL.

These trials are registered at ClinicalTrials.gov, number NCT00554216 (EQUIP) and number NCT00553787 (CONQUER).

References: (1) Kolotkin RL, et al. Obes Rev 2001. (2) Blissmer B, et al. Health Qual Life Outcomes 2006. (3) Kolotkin RL, et al. Obes Res 2001. (4) Adipex-P [package insert]. Teva Pharmaceuticals USA; July 2005. (5) Topamax [package insert]. Ortho-McNeil-Janssen Pharmaceuticals, Inc.; December 2009. (6) Brownell KD. The LEARN Program for Weight Management. 2004.

Acknowledgements: We would like to acknowledge and thank the CONQUER and EQUIP investigators and study coordinators, the Medpace team (study CRO), The Lockwood Group (for poster development assistance), and VIVUS internal contributors.

Disclosure: Dr. Kolotkin has received royalties from Duke University for the use of IWQOL-Lite.